Paulson Capital Corp. Reports 2008 Year-End Results

PORTLAND, OR -- (Marketwire - March 30, 2009) - Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced a net loss of $17.1 million (or ($2.86) per share) for the year ended December 31, 2008, versus a net profit of $4.8 million (or $0.78 per share) for the same period in 2007. Revenues declined to a negative $8 million versus positive revenues of $30 million in 2007.

Chester L.F. Paulson, Chairman, stated:

"2008 was indeed a difficult and challenging year. As of December 31, 2008, we had $5.3 million in cash and receivables from our clearing firm, net of payable to our clearing firm, and approximately $21.1 million in total shareholders' equity. In addition, we had $6.5 million in taxes receivable at year end. We received $0.7 million of the taxes receivable during the first quarter of 2009 and expect to receive approximately $5.6 million in the second quarter of 2009. Like many other companies, we have taken the necessary steps to cut G&A. We are hopeful for a recovery in the overall marketplace in the third or fourth quarter."

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
Chairman
503-243-6000